Exhibit 99.1

For Immediate Release	Contact: Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION COMPLETES
$23.8 MILLION LONG-TERM MORTGAGE FINANCING
Interest rate fixed at blended rate of 4.93%
for 10-year non-recourse debt
DALLAS — (BUSINESS WIRE) —September 27, 2011 — Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that it has completed two mortgage financings on recently acquired owned communities. One loan for $4.8 million has a fixed interest rate of 4.97 percent and finances a recently acquired community in Indiana. The second loan for $19.0 million has a fixed interest rate of 4.92 percent and finances a community recently acquired in Ohio. Both mortgages have a term of 10 years and are non-recourse to the Company.
In addition, the Company has completed due diligence on three high-quality senior living communities, and expects these acquisitions to close in mid-October subject to customary closing conditions for a purchase price of approximately $30 million. Two of the communities are in South Carolina and one is in North Carolina, enhancing the Company’s geographic concentrations in these states. The Company has received an initial commitment for 10-year fixed rate non-recourse financing with rates and terms similar to those described above. This acquisition is expected to generate additional Cash From Facility Operations (“CFFO”) of approximately $1.4 million, or $0.05 per share.
Further, the Company is conducting due diligence on additional transactions consisting of high-quality senior living communities in locations with existing extensive operations. Subject to completion of due diligence and customary closing conditions, the Company expects to acquire these communities in the fourth quarter of 2011.
“We are pleased that we continue to achieve positive results in the third quarter with increases in occupancy and average monthly rents. These positive trends reflect the fundamental strength of our predominately private-pay business as we benefit from need-driven demand and limited new supply. Our competitive strengths enable us to continue to find attractive acquisitions and take advantage of historically low interest rates” said Lawrence A. Cohen, Chief Executive Officer of the Company. “These transactions increase the Company’s ownership of high-quality senior living communities, enhance our operations in geographic concentrations and add to the Company’s growing profitability with incremental earnings and CFFO.”

ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. The Company operates 81 senior living communities in 23 states with an aggregate capacity of approximately 11,500 residents.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.
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